INVERSE OTC 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

*

The issuer is a publicly traded company that operates under a

Amount

Value

Congressional charter; its securities are neither issued nor

FEDERAL AGENCY DISCOUNT NOTES

guaranteed by the U.S. Government.

**

Price Return based on Nasdaq 100 Index +/- financing at a

55.1%

variable rate.

Federal Home Loan Bank*

†

All or a portion of this security is pledged as equity index swap

2.05% due 06/23/08

$

50,000,000 $

49,763,681

collateral at March 31, 2008.

2.70% due 04/16/08

25,000,000

24,971,875

2.71% due 05/02/08

25,000,000

24,941,660

1.90% due 10/27/08

25,000,000

24,724,236

2.18% due 04/03/08

15,000,000

________

14,998,183

Total Federal Agency Discount Notes

(Cost $139,399,635)

139,399,635

________

REPURCHASE AGREEMENTS 34.9%

Collateralized by U.S. Treasury

Obligations

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

58,667,598

58,667,598

Lehman Brothers Holdings,

Inc. issued 03/31/08 at

1.15% due 04/01/08†

29,711,914

________

29,711,914

Total Repurchase Agreements

(Cost $88,379,512)

________

88,379,512

Total Investments 90.0%

(Cost $227,779,147)

$

227,779,147

_________

Other Assets in Excess of

Liabilities – 10.0%

$

_________

25,281,665

Net Assets – 100.0%

$

253,060,812

Unrealized

Contracts

Gain (Loss)

Futures Contracts Sold Short

June 2008 Nasdaq 100 Index

Mini Futures Contracts

(Aggregate Market Value of

Contracts $4,357,230)

122 $

_________

2,837

Units

Equity Index Swap Agreements Sold Short

June 2008 Nasdaq 100 Index

Swap, Maturing 06/30/08**

(Notional Market Value

$226,730,686)

127,239

(1,834,932)

June 2008 Nasdaq 100 Index

Swap, Maturing 06/13/08**

(Notional Market Value

$279,999,394)

157,133

(3,374,696)

(Total Notional Market Value $506,730,080)

$

(5,209,628)

_________

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